Exhibit 10.11(c)

AIRBNB, INC.

2008 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

GRANT NUMBER: [[GRANTNUMBER]]

Terms defined in the Company’s 2008 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (“Notice of Grant”).

Name:	[[FIRSTNAME]] [[LASTNAME]]

Address:	[[RESADDR1]] [[RESADDR2]] [[RESADDR3]]
[[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
[[RESCOUNTRY]]

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and the attached Restricted Stock Unit Agreement (hereinafter “RSU Agreement”) under the Plan, both of which are incorporated herein by reference, as follows:

Total Number of RSUs:	[[SHARESGRANTED]]

RSU Grant Date:	[[GRANTDATE]]

Vesting Start Date:	[[VESTINGSTARTDATE]]

Expiration Date:	The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the seventh anniversary of the Grant Date.

Vesting:

(a) Settlement of RSUs is conditioned on satisfaction of two vesting requirements before the Expiration Date (or earlier termination of RSUs pursuant to Section 4 of the RSU Agreement): A time and service based requirement (the “Time and Service Based Requirement”) and a liquidity event requirement (the “Liquidity Event Requirement”), each as described below. RSUs will only vest as set forth in clauses (b) and (c) below if both of these two requirements are satisfied on or before the Expiration Date (or earlier termination of RSUs pursuant to Section 4 of the RSU Agreement).

(1)

Time and Service Based Requirement: Provided Participant is in Continuous Service Status on each applicable date, the Time and Service Based Requirement will be satisfied as to (i) twenty-five percent (25%) of the Total Number of RSUs (as set forth above) subject to this award on the one (1) year anniversary of the Vesting Start Date (the “Anniversary Date”), and (ii) 1/16th of the Total Number of RSUs on each subsequent Quarterly Installment Date. “Quarterly Installment Date” shall mean each of February 25, May 25, August 25 and November 25 of a given calendar year.

(2)

Liquidity Event Requirement: The Liquidity Event Requirement will be satisfied on the first to occur of (i) the date that is the earlier of (x) the first Quarterly Installment Date that is after the six (6) month anniversary of the effective date of an initial public offering of the Company’s securities (“IPO”) or (y) February 25 of the calendar year following the year in which the IPO was declared effective, or (ii) a Change in Control (the earlier of (i) and (ii) being an “Initial Vesting Event”).

(b) RSUs Vested at Initial Vesting Event. If at the time of the Initial Vesting Event, Participant is not in

Continuous Service Status and did not meet the Time and Service Based Requirement with respect to any portion of the RSUs, then no portion of the RSUs shall vest. If at the time of the Initial Vesting Event, Participant is in Continuous Service Status or has ceased Continuous Service Status but did meet the Time and Service Based Requirement with respect to any portion of the RSUs, then the RSUs shall vest calculated as set forth in clause (a)(1) above.

(c) RSUs Vested after Initial Vesting Event. If Participant is in Continuous Service Status on the date of the Initial Vesting Event, then with respect to RSUs that have not vested as of such Initial Vesting Event, vesting shall continue under the Time and Service Based Requirement as set forth in clause (a)(1) above (each vesting date a “Subsequent Vesting Event”). “Continuous Service Status” means Participant continues to provide services as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company.

Settlement: Upon the Initial Vesting Event or within 30 days following the occurrence of any Subsequent Vesting Event as set forth above, RSUs that vest as of the Initial Vesting Event or any Subsequent Vesting Event, as applicable, shall be settled. Settlement means the delivery of the Shares vested under an RSU. Settlement of RSUs on the Initial Vesting Event or any Subsequent Vesting Event shall be in Shares unless at the time of settlement the Committee, in its sole discretion, determines that settlement shall, in whole or in part, be in the form of cash. Settlement of vested RSUs shall occur whether or not Participant is in Continuous Service Status at the time of settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.

Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant is conditioned on the occurrence of both the Time and Service Based Requirement and the Liquidity Event Requirement. By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that Participant has read this Notice of Grant, the RSU Agreement and the Plan.

By your acceptance hereof (whether written, electronic or otherwise), you agree, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, you accept the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, this Agreement, the 701 Disclosures, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

By your signature and the signature of the Company’s representative on the Notice of Grant, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the RSU Agreement.

PARTICIPANT	AIRBNB, INC.

[[SIGNATURE]]
[[SIGNATURE_DATE]]	By:

AIRBNB, INC.

RSU AGREEMENT UNDER THE

2008 EQUITY INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Company’s 2008 Equity Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”) and this Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this RSU Agreement (the “Agreement”).

1. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

2. Dividend Equivalents. Cash dividends, if any, shall not be credited to Participant.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the RSUs upon the death of Participant. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3.

4. Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Section 4. If Participant’s Continuous Service Status terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. If Participant’s Continuous Service Status terminates prior to an Initial Vesting Event and Participant had not been in Continuous Service Status through at least the Anniversary Date as of the date that Participant’s Continuous Service Status terminated, then all RSUs awarded in this Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether such termination has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

5. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

6. Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except with the Company’s prior written consent and in compliance with the provisions of the Plan, the Bylaws, the Company’s then current Insider Trading Policy, and applicable securities laws. The restrictions on transfer also include a prohibition on any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any shares issuable upon settlement of the RSU prior to the settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

7. Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this Agreement, the Bylaws, including the transfer restrictions of Sections 3 and 6, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

Restricted Stock Unit Agreement

8. Withholding of Tax. When the RSUs are vested and/or settled the fair market value of the Shares is treated as income subject to withholding by the Company for income and employment taxes if Participant is or was an employee of the Company. The Company shall withhold an amount equal to the tax due at vesting and/or settlement from the Participant’s other compensation or require Participant to remit to the Company an amount equal to the tax then due. In its sole discretion, the Company may instead withhold a number of Shares with a fair market value (determined on the date the Shares are settled) equal to the minimum amount the Company is then required to withhold for taxes.

9. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

10. U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or acquisition or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with Applicable Laws) with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares.

Restricted Stock Unit Agreement

12. Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, the Bylaws, or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of the Company’s Common Stock are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Entire Agreement; Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15. Market Standoff Agreement. Participant agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, Participant will not sell or otherwise dispose of shares of the Company’s Common Stock without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify. Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing.

16. No Rights as Employee, Director or Consultant. Except to the extent otherwise provided under applicable law or individual written agreement between the Participant and Company or Participant’s employer, nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Continuous Service Status, for any reason, with or without cause. Participant understands that his or her employment or consulting relationship with the Company or a Parent or Subsidiary of the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice of Grant, the Agreement or the Plan changes the “at-will” nature of that relationship.

17. Information to Participants. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by such Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4), and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act, provided that Participant agrees to keep the information confidential.

18. Assumption or Replacement of Awards by Successor or Acquiring Company. For purposes of this RSU only, the last sentence of Section 18.1 of the Plan shall read as follows: In the event such successor or acquiring corporation (if any) does not assume, convert, replace or substitute this RSU, as provided above, pursuant to a transaction described in this Section 18.1, then notwithstanding any other provision in this Plan to the contrary, the vesting of such Award will accelerate in full.

Restricted Stock Unit Agreement

19. Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit with a well established commercial overnight service or with the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.

20. Definition. “Change in Control” shall mean (a)(i) a dissolution or liquidation of the Company or (ii) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “combination transaction”)) in which the Company is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (b) a sale of all or substantially all of the assets of the Company, that is followed by the distribution of the proceeds to the Company’s stockholders; provided in each case that the transaction constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as defined in the regulations under Section 409A of the Code. An “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in such combination transaction.

Restricted Stock Unit Agreement